Exhibit 10.11

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

WHEREAS, Derma Sciences, Inc. (“Employer”) and Edward J. Quilty (“Employee”) are parties to that certain Employment Agreement dated as of March 7, 2012, as amended on December 20, 2012 (the “Agreement”).

WHEREAS, Employer and Employee desire to amend the Agreement to extend the term for two years and add a requirement for Employee to sign a release of claims in exchange for receiving certain severance benefits, effective as of March 31, 2013 (the “Effective Date”).

NOW, THEREFORE, in consideration of the recitals set forth above, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, Employer and Employee agree that the Agreement be amended as follows, as of the Effective Date:

1.            Section 5 of the Agreement is hereby amended by deleting the date “March 31, 2013” and replacing it with “March 31, 2015”.

2.            The first two sentences of Section 6 of the Agreement are hereby amended to read in their entirety as follows:

“In the event that Employer, without cause, either terminates the employment of Employee or fails to renew this Agreement upon expiration hereof, Employer shall pay to Employee severance compensation in an amount equal to two times Employee’s annual rate of base compensation as in effect immediately prior to such termination or expiration, as applicable. The severance shall be paid in twenty four equal monthly installments commencing on the first day of the month following such termination or expiration, as applicable.”

3.            The Agreement is hereby amended by adding a new Section 11 at the end thereof to read in its entirety as follows:

“11.      Release. Notwithstanding anything to the contrary in this Agreement, Employer shall have no obligation to pay or provide any benefits to Employee under Sections 6 or 8 of this Agreement unless and until Employee timely executes a waiver and release of claims in a form provided by Employer (the “Release”) and the Release has become effective and irrevocable in accordance with its terms. In the event a payment or benefit is subject to Employee’s execution and delivery of a Release, (a) Employer shall deliver the Release to Employee within ten (10) business days following the date of termination, and Employer’s failure to deliver a Release prior to the expiration of such ten (10) business day period shall constitute a waiver of any requirement to execute a Release; (b) if Employee fails to execute the Release on or prior to the Release Delivery Deadline (as defined below) or timely revokes his acceptance of the Release thereafter, Employee shall not be entitled to any payments or benefits otherwise conditioned on the Release; and (c) in any case where the date of termination and the Release Effectiveness Deadline (as defined below) fall in two separate calendar years, any payments required to be made to Employee that are conditioned on the Release and are treated as non-qualified deferred compensation for purposes of Section 409A shall commence in the later calendar year. For purposes of this Section 11, “Release Delivery Deadline” shall mean the date that is twenty-one (21) calendar days following the date upon which Employer timely delivers the Release to Employee, or, in the event that Employee’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) calendar days following such delivery date. For purposes of this Section 11, “Release Effectiveness Deadline” shall mean the date that is seven (7) calendar days following the Release Delivery Deadline. Except as otherwise provided in Section 7 hereof, to the extent that any payments or benefits due under this Agreement as a result of Employee’s termination of employment are delayed pursuant to this Section 11, such amounts shall be paid in a lump sum (without interest) on the first payroll date following the date that the Release becomes effective and irrevocable in accordance with its terms or, in the case of any payments subject to Section 11(c) above, on the first payroll period to occur in the subsequent calendar year, if later.”

1

Except as set forth herein, all of the other provisions of the Agreement shall remain in effect.

This amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

IN WITNESS WHEREOF, the parties have signed this amendment on the 27th day of March, 2013.

DERMA SCIENCES, INC.

/s/ Stephen T. Wills
By: Stephen T. Wills
Title: Lead Director, Derma Sciences Board of Directors

EMPLOYEE

Edward J. Quilty
Name: Edward J. Quilty

2